UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 3, 2006

GenTek Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14789	02-0505547
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

90 East Halsey Road, Parsippany, New Jersey		07054
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	973-515-0900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 31, 2006, GenTek Inc. (the "Company") determined that it will be required to record a restructuring charge of $2 million due to its decision to close its Newark, New Jersey sulfuric acid production plant. The action was taken by the Company as a result primarily of required infrastructure investment and increasingly adverse market conditions. It is anticipated that production will cease during December, 2006 and closure activities are expected to be completed by the end of April, 2007.

The restructuring charges include termination benefits of approximately $1 million and other closure costs totaling approximately $1 million, substantially all of which are expected to be paid during 2007.

Item 8.01 Other Events.

On November 3, 2006, the Company issued a press release announcing that it would be closing its Newark, New Jersey sulfuric acid production plant.

Item 9.01 Financial Statements and Exhibits.

Press Release dated November 3, 2006, announcing that the Company would be closing its Newark, New Jersey Sulfuric Acid Production Plant. A copy of the Press Release is attached to this report as Exhibit 99.1

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GenTek Inc.

November 3, 2006	By:	James Imbriaco

Name: James Imbriaco
Title: Vice President General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	GenTek Announces Closure of its Newark, N.J. Sulfuric Acid Production Plant